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                                                                    Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE           EAGLE FOOD CENTERS

                                P.O. Box 6700, Rock Island, Illinois 61204-6700 Executive Offices & Distribution Center
                                Route 67 & Knoxville Road, Milan, Illinois 61264
                                Telephone: 309-787-7700/Fax: 309-787-7895

                                FROM:     S. Patric Plumley

                                TITLE:    Senior Vice President-CFO

                                DATE:     May 15, 2001


      MILAN, ILLINOIS, (May 15, 2001)--Eagle Food Centers, Inc., (NASDAQ: EGLEC) announced today that Eagle's common stock will continue to be listed on The Nasdaq SmallCap Market under an exception from the minimum bid price requirement.

      While Eagle did not meet this requirement as of February 12, 2001, the Company was granted a temporary exception from this standard subject to Eagle meeting certain conditions. The exception will expire on July 3, 2001. To meet these conditions, the Company will follow the recommendations of the Nasdaq Listing Qualifications Panel and seek approval from its shareholders to amend the Certificate of Incorporation to accomplish a reverse stock split. This proposal will be voted on at the Annual Shareholders' Meeting on June 27, 2001. In the event the Company is deemed to have met the terms of the exception, it will continue to be listed on The Nasdaq SmallCap Market. For the duration of the exception, the Company's Nasdaq symbol will be EGLEC.

"The Company is pleased that Nasdaq has granted the Company's request to continue the listing of Eagle's stock on the Nasdaq SmallCap Market," said Jeff Little, Eagle's Chief Executive Officer and President. "We believe the Company will meet all requirements for the continued listing of its stock on the Nasdaq SmallCap Market."

      Eagle Food Centers, Inc., is a leading regional supermarket chain headquartered in Milan, Illinois, operating 64 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO'S Food and Deals.

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      This press release may include statements that constitute
"forward-looking" statements. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, ability to meet the listing requirements of the Nasdaq SmallCap Market and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.